
FGB
FIRST GUARANTY BANK

2022

1st Quarter Report

AMERICA'S BEST BANKS 2022
Newsweek

FIRST GUARANTY BANCSHARES, INC.

fgb.net

A Message to Our Shareholders

Dear Shareholders,

The momentum we have built over 9 consecutive quarters carried strongly over into the first quarter of 2022. Net earnings for the first quarter of 2022 before payment of the preferred stock dividends totaled $7,585,000. The income available to common shareholders after payment of the preferred stock dividends totaled $7,003,000. This represents a 39% increase over the first quarter of 2021 when income available to common shareholders was $5,023,000. Earnings per common share increased to $0.65 per share for the first quarter of 2022 compared to $0.47 per share for the first quarter of 2021. This strong performance enabled the payment of the 115th consecutive quarterly dividend by First Guaranty Bancshares, Inc.

Strong lending provided the impetus and the basis for this production as the loan portfolio increased to $2,231,000,000 at March 31, 2022 compared to $1,966,000,000 as of the end of the first quarter of 2021, an increase of 13.5% in the total loan portfolio. Interest expense continued to be reduced as the total interest expense for the first quarter of 2022 was $5,496,000 compared to $5,739,000 in 2021. Our net interest income after provision for loan losses increased to $24,351,000 compared to $18,994,000 for the first quarter of 2021, an increase of 28.2% over the first quarter of 2021.

Along with the great earnings performance, the market value per share of First Guaranty Bancshares, Inc. increased to $23.94 of March 31, 2022, compared to $17.91 as of March 31, 2021. That gain is compounded by the fact that you have 10% more shares now than you had in 2021.

We will continue our success. We are determined to improve First Guaranty Bancshares, Inc. everyday. Our loan pipeline continues to be strong. Our expansion in the West Virginia and Kentucky areas has been very successful. We will continue to work to increase revenue and reduce expense. We are determined to enhance shareholder value.

Thank you for your continued support of our efforts.

If you have any questions, please do not hesitate to contact me.



Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

At A Glance
(unaudited)

Locations
36

ATMs
49

Total Assets
$2.9 Billion

Deposits
$2.6 Billion

Total Loans
$2.2 Billion

$7.6 Million
1Q2022 Earnings (unaudited)

115 and counting
Consecutive dividends paid

88
Years in Banking

NASDAQ Symbol: **FGBI & FGBIP**

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Vanessa Drew | InvestorRelations@fgb.net

Consolidated Balance Sheets
(in thousands, except shared data)

	March 31, 2022	March 31, 2021
	(unaudited)	
Assets		
Cash and cash equivalents:		
Cash and due from banks	$132,209	$290,865
Federal funds sold	533	185
Cash and cash equivalents	132,742	291,050
Investment securities:		
Available for sale, at fair value	133,233	67,692
Held to maturity, at cost (estimated fair value of $292,013 and $148,160, respectively)	319,562	152,926
Investment securities	452,795	220,618
Federal Home Loan Bank stock, at cost	1,360	1,197
Loans held for sale	-	-
Loans, net of unearned income	2,231,119	1,966,432
Less: allowance for loan and lease losses	24,144	24,792
Net loans	2,206,975	1,941,640
Premises and equipment, net	58,371	60,064
Goodwill	12,900	12,900
Intangible assets, net	5,520	6,336
Other real estate, net	1,854	1,974
Accrued interest receivable	12,579	13,393
Other assets	25,027	17,520
Total Assets	$2,910,123	$2,566,692
Liabilities and Shareholders' Equity		
Deposits:		
Noninterest-bearing demand	555,966	466,672
Interest-bearing demand	1,299,366	931,069
Savings	205,578	184,669
Time	563,025	732,260
Total deposits	2,623,935	2,314,670
Short-term borrowings	10,000	-
Repurchase agreements	6,103	6,205
Accrued interest payable	3,584	4,471
Long-term advances from Federal Home Loan Bank	-	3,327
Senior long-term debt	24,359	40,844
Junior subordinated debentures	14,830	14,787
Other liabilities	5,560	6,093
Total Liabilities	2,688,371	2,390,397
Shareholders' Equity		
Preferred Stock, Series A - $1,000 par value 100,000 shares authorized; non-cumulative perpetual; 34,500 and 0 shares issued and outstanding, respectively	33,508	-
Common stock - $1 par value 100,600,000 shares authorized; 10,716,796 shares issued[1]	10,717	10,717
Surplus	130,093	130,093
Retained earnings	61,942	40,598
Accumulated other comprehensive (loss) income	(14,058)	(5,113)
Total Shareholders' Equity	221,752	176,295
Total Liabilities & Shareholders' Equity	$2,910,123	$2,566,692

[1]All share and per share amounts have been restated to reflect the ten percent stock dividend paid December 17, 2021 to shareholders of record as of December 15, 2021.

Consolidated Statements of Income

(in thousands, except share, per share data & percentages)

	Three-Months Ended March 31, 2022	Three-Months Ended March 31, 2021
	(unaudited)	
Interest Income:		
Loans (including fees)	$28,038	$23,750
Deposits with other banks	102	66
Securities (including FHLB stock)	2,339	1,525
Total Interest Income	30,479	25,341
Interest Expense:		
Demand deposits	2,276	1,595
Savings deposits	61	52
Time deposits	2,755	3,520
Borrowings	404	572
Total Interest Expense	5,496	5,739
Net Interest Income	24,983	19,602
Less: Provision for loan losses	632	608
Net Interest Income after Provision for Loan Losses	24,351	18,994
Noninterest Income:		
Service charges, commissions and fees	777	721
ATM and debit card fees	823	843
Net (losses) gains on securities	(17)	95
Net (losses) gains on sale of loans	(1)	34
Other	380	633
Total Noninterest Income	1,962	2,326
Total Business Revenue, Net of Provision for Loan Losses	26,313	21,320
Noninterest Expense:		
Salaries and employee benefits	8,980	7,535
Occupancy and equipment expense	2,201	2,321
Other	5,570	5,132
Total Noninterest Expense	16,751	14,988
Income Before Income Taxes	9,562	6,332
Less: Provision for income taxes	1,977	1,309
Net Income	7,585	5,023
Less: Preferred stock dividends	582	-
Income Available to Common Shareholders	$7,003	$5,023
Per Common Share[1]:		
Earnings	$0.65	$0.47
Cash dividends paid	$0.16	$0.15
Book Value[1]	$17.61	$16.45
Weighted Average Common Shares Outstanding	10,716,796	10,716,796
Return on Average Assets	1.05%	0.80%
Return on Average Common Equity	14.99%	11.31%

[1] All share and per share amounts have been restated to reflect the ten percent stock dividend paid December 17, 2021 to shareholders of record as of December 15, 2021.

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009